EXHIBIT 99.1

FOR IMMEDIATE RELEASE
PRESS CONTACT:
Kristina McMenamin	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
kmcmenamin@wpcarey.com	gblawrence@rosslawpr.com
W. P. Carey Reports First Quarter Financial Results
New York, NY — May 9, 2007 — Investment firm W. P. Carey & Co. LLC (NYSE: WPC) today reported financial results for the first quarter, ended March 31, 2007.
QUARTERLY RESULTS
•	Total revenues for the first quarter of 2007 were $45.9 million, as compared to $47.8 million for the same period in 2006. The decrease in total revenues resulted from a $5.3 million decrease in structuring revenue, reflecting a reduction in investment volume and a change in the mix of investment volume between the CPA® REITs. Recurring revenues, including asset management revenue and lease revenues, increased from the prior period, as did other real estate income.

•	Net income for the first quarter of 2007 was $10.8 million, as compared to $11.1 million for the same period in 2006.

•	Diluted earnings per share (EPS) for the first quarter 2007 were $0.27 as compared to $0.29 for the same period in 2006.

•	Funds from operations (FFO) for the first quarter 2007 was $0.47 per diluted share, or $18.6 million, as compared to $0.57 per diluted share, or $21.8 million, for the comparable period in 2006. The higher 2006 amount primarily reflects the effect of adding back impairment charges of $3.4 million in calculating FFO for the first quarter of 2006.

•	Income from continuing operations for the first quarter 2007 was $10.9 million, as compared to $15 million for the same period in 2006. Lower investment volume and a change in the mix of investment volume between the CPA® REITs as well as increased costs at our hotel operations as a result of renovation work contributed to this decrease.

•	Deferred revenue related to providing services to CPA®:16 — Global was $5.4 million for the quarter ended March 31, 2007 and the cumulative total was $45.9 million. CPA®:16 — Global is expected to meet its cumulative performance criterion by June 30, 2007, at which time we would recognize the cumulative deferred revenue.

•	Cash flows from operating activities were negative for the period as a result of payment in the first quarter of taxes totaling $21 million on revenue earned in the CPA®:12/CPA®:14 merger, income from which was recognized in the fourth quarter of 2006.

•	The Board of Directors raised the quarterly cash distribution to $0.462 per share, which was paid on April 16, 2007 to shareholders on record as of March 31, 2006.
INVESTMENT ACTIVITY
•	In the first quarter of 2007, we structured five investments totaling approximately $167 million on behalf of our CPA® series of funds. Substantially all of these investments were made on behalf of CPA®:16 — Global, with 24% being international transactions.

•	Our investment volume reached $639 million through April, as compared with $303 million for the previous year, an increase of 111%. This volume increase reflects a substantial investment in Germany that closed during April.
GROWTH IN ASSETS UNDER MANAGEMENT
•	The CPA® series of non-traded REITs had assets valued at approximately $7.5 billion on March 31, 2007 — an increase of approximately $900 million or 14% from the first quarter of 2006.

•	Since 2001, the Company’s assets under management have had an annual compound growth rate of 25%.

•	As of May 1, W. P. Carey has over 100 million square feet under ownership and management.
IMPROVED CORPORATE STRUCTURE
•	Our Board of Directors has approved a plan to transfer all of W. P. Carey’s real estate assets into a wholly owned REIT subsidiary. This restructuring, which is expected to be completed prior to year-end, is intended to eliminate shareholder filing of state and local taxes and UBTI (unrelated business taxable income) and result in a much simpler Schedule K-1 for our shareholders. We believe that the restructuring will provide benefits to our current shareholders as well as broaden our potential investor base.
CPA®:17 — GLOBAL
•	In February 2007, we formed CPA®:17 — Global for the purpose of investing in a diversified portfolio of income-producing commercial properties and other real estate assets both domestically and internationally. We expect to launch the up to $2.5 billion offering later this year.
UPCOMING EVENTS

•	Gordon DuGan, President and CEO; Tom Zacharias, COO; and Mark DeCesaris, Acting CFO, will be presenting at A.G. Edwards’ Yield Conference at the New York Palace Hotel on May 15, 2007.

•	W. P. Carey will be presenting at BMO Capital Market’s Non-Traded REIT Forum in New York City on May 30, 2007.

•	W. P. Carey’s Company Presentation at NAREIT’s REITWeek will take place on June 5, 2007 and will be moderated by David AuBuchon of A.G. Edwards & Sons.

•	The Board of Directors announced that the 2007 Annual Shareholder Meeting will take place on Thursday, June 14 at 2:00 PM at The Rainbow Room, Pegasus Suite, located at 30 Rockefeller Plaza in New York City. All shareholders are invited to attend. In addition, a live webcast of the event will be available on the Company’s website and will be archived on the website following the meeting.
“2007 is looking to be a very successful year for W. P. Carey,” said President and CEO, Gordon F. DuGan. “Although our investment volume and structuring revenues were down for the first quarter compared to the previous year, we have closed several key acquisitions in the second quarter which will serve as building blocks for a strong 2007. In addition, meeting the performance hurdle for CPA®:16 — Global this quarter will remove the issue of deferred revenue from future results. We have a lot to look forward to this year and believe our new corporate structure will be a positive event for our shareholders.”
CONFERENCE CALL & WEBCAST
Please call at least 10 minutes prior to call to register
Time: Wednesday, May 9, 2007 at 11:00 AM (ET)
Call-in Number: 1-877-407-0782
(International) +1-201-689-8567
Webcast: www.wpcarey.com/earnings
Podcast: www.wpcarey.com/podcast
Available after 2:00 PM (ET)
Replay Number: 1- 877-660-6853
(International) +1-201-612-7415
Replay Access Codes: Account # 286 and Conference ID # 238840. Please note that both access codes are required for playback. Replay Available until May 16, 2007 at midnight ET.
W. P. Carey & Co. LLC

Founded in 1973, W. P. Carey & Co. LLC is a leading global real estate investment firm. The Company provides asset management services to its CPA® series of income generating real estate funds. With over $5 billion in equity capital, the W. P. Carey Group is one of the largest providers of net lease financing for corporations worldwide. The Group owns more than 800 commercial and industrial properties in 14 countries, representing over 100 million square feet, valued at approximately $9.2 billion. www.wpcarey.com
Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.
This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company’s filings with the Securities and Exchange Commission.
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, NY 10020
www.wpcarey.com

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2007	2006
Revenues
Asset management revenue	$15,034	$14,362
Structuring revenue	4,583	9,892
Reimbursed costs from affiliates	3,475	2,998
Lease revenues	19,632	18,127
Other real estate income	3,174	2,383

	45,898	47,762

Operating Expenses
General and administrative	(12,237)	(11,158)
Reimbursable costs	(3,475)	(2,998)
Depreciation and amortization	(6,944)	(5,970)
Property expenses	(1,420)	(1,668)
Other real estate expenses	(2,524)	(1,567)

	(26,600)	(23,361)

Other Income and Expenses
Other interest income	598	727
Income from equity investments in real estate	2,438	1,550
Minority interest in income	(331)	(862)
Gain on sale of securities, foreign currency transactions and other gains, net	186	250
Interest expense	(4,863)	(4,388)

	(1,972)	(2,723)

Income from continuing operations before income taxes	17,326	21,678
Provision for income taxes	(6,378)	(6,722)

Income from continuing operations	10,948	14,956

Discontinued Operations
Loss from operations of discontinued properties	(148)	(534)
Impairment charges on assets held for sale	—	(3,357)

Loss from discontinued operations	(148)	(3,891)

Net Income	$10,800	$11,065

Basic Earnings (Loss) Per Share
Income from continuing operations	$0.28	$0.40
Loss from discontinued operations	—	(0.10)

Net income	$0.28	$0.30

Diluted Earnings (Loss) Per Share
Income from continuing operations	$0.27	$0.39
Loss from discontinued operations	—	(0.10)

Net income	$0.27	$0.29

Distributions Declared Per Share	$0.462	$0.452

Weighted Average Shares Outstanding
Basic	37,930,777	37,727,782

Diluted	39,851,353	38,627,267

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three months ended March 31,
	2007	2006
Cash Flows — Operating Activities
Net income	$10,800	$11,065
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization including intangible assets and deferred financing costs	7,308	6,229
Income from equity investments in real estate in excess of distributions received	(32)	(247)
Minority interest in income	331	862
Straight-line rent adjustments	850	732
Management income received in shares of affiliates	(8,467)	(7,892)
Unrealized gain on foreign currency transactions, warrants and securities	(160)	(165)
Impairment charges	—	3,357
(Decrease) increase in income taxes, net	(17,786)	4,329
Realized gain on foreign currency transactions	(26)	(85)
Stock-based compensation expense	923	719
Deferred acquisition revenue received	13,882	12,543
Increase in structuring revenue receivable	(158)	(3,039)
Net changes in other operating assets and liabilities	(7,744)	(3,061)

Net cash (used in) provided by operating activities	(279)	25,347

Cash Flows — Investing Activities
Distributions received from equity investments in real estate in excess of equity income	1,093	1,400
Purchases of real estate and equity investments in real estate	(27,710)	—
Capital expenditures	(3,881)	(674)
Release of funds from escrow in connection with the sale of property	465	—
Payment of deferred acquisition revenue to affiliate	(536)	(524)

Net cash (used in) provided by investing activities	(30,569)	202

Cash Flows — Financing Activities
Distributions paid	(17,484)	(16,965)
Contributions from minority interests	206	506
Distributions to minority interests	(577)	(136)
Scheduled payments of mortgage principal	(2,618)	(2,916)
Proceeds from mortgages and credit facilities	54,059	10,000
Prepayments of mortgage principal and credit facilities	(13,000)	(19,000)
Release of funds from escrow in connection with the financing of properties	—	4,031
Payment of financing costs	(69)	(217)
Proceeds from issuance of shares	1,000	1,323
Excess tax benefits associated with stock based compensation awards	487	77
Repurchase and retirement of shares	—	(482)

Net cash provided by (used in) financing activities	22,004	(23,779)

Change in Cash and Cash Equivalents During the Period
Effect of exchange rate changes on cash	36	49

Net (decrease) increase in cash and cash equivalents	(8,808)	1,819
Cash and cash equivalents, beginning of period	22,108	13,014

Cash and cash equivalents, end of period	$13,300	$14,833

W. P. CAREY & CO. LLC
FUNDS FROM OPERATIONS (UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006

Net income	$10,800	$11,065
Funds from operations of equity investees in excess of equity income	4,390	2,825
Depreciation, amortization, deferred taxes and other noncash charges	2,747	4,125
Funds from operations applicable to minority investees in excess of minority income	(203)	(237)
Straight-line rent adjustments	833	691
Impairment charges	—	3,357

Funds from operations	$18,567	$21,826

Per Share Reconciliation :

Diluted net income per share (1)	$0.27	$0.29
Plus: Funds from operations of equity investees in excess of equity income, net of minority interest	0.11	0.06
Plus: Depreciation, amortization, deferred taxes, straight-line rents and other noncash charges	0.09	0.13
Plus: Impairment charges	—	0.09

Diluted funds from operations per share (1)	$0.47	$0.57

Diluted weighted average shares outstanding	39,851,353	38,627,267

(1)	Diluted net income per share and diluted funds from operations per share include the dilutive effect of securities, net of taxes.
NON-GAAP FINANCIAL DISCLOSURE
W. P. Carey & Co. LLC’s (W. P. Carey) first quarter 2007 earnings press release and the aforementioned financials contain references to W. P. Carey’s definition of funds from operations (FFO), which is a non-GAAP financial measure. The National Association of Real Estate Investment Trusts (NAREIT) defines funds from operations as net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. W. P. Carey calculates its FFO in accordance with this definition and then makes adjustments to add back certain non-cash charges to earnings, such as the amortization of intangibles, stock based compensation and impairment charges on real estate, resulting in its FFO. W. P. Carey considers its definition of FFO to be an appropriate supplemental measure of operating performance because, by excluding these non-cash charges, it can be a helpful tool to assist in the comparison of the operating performance of W. P. Carey’s real estate assets between periods, or as compared to different companies. W. P. Carey’s definition of FFO should not be considered as an alternative to net income as an indication of its operating performance or to net cash provided by operating activities as a measure of its liquidity. FFO and adjusted FFO disclosed by other REITs may not be comparable to W. P. Carey’s FFO calculation. Please see the above table for a reconciliation of W. P. Carey’s FFO to net income.